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                                                                    Exhibit 99.1


                     BRIDGEPORT SAVINGS AND LOAN ASSOCIATION
                                 435 MAIN STREET
                             BRIDGEPORT, OHIO 43912
                                 (614) 635-0764

                      NOTICE OF SPECIAL MEETING OF MEMBERS

     Notice is hereby given that a Special Meeting of Members of Bridgeport Savings and Loan Association (the "Association") will be held at _____________________________________, on ____________, 1997, at ____ _.m.,
local time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Summary Proxy Statement:

          1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached to the Summary Proxy Statement as Exhibit A, pursuant to which the Association would convert from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion") and become a wholly-owned subsidiary of Ohio State Financial Services, Inc., an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by the Association in the Conversion;

          2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Association, a copy of which is attached to the Plan as Exhibit I;

          3. To consider and act upon a resolution to adopt the Amended Constitution of the Association, a copy of which is attached to the Plan as
     Exhibit II; and

          4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

     Only those members of the Association who have a savings deposit at the Association at the close of business on _______________, 1997, are members of the Association entitled to notice of and to vote at the Special Meeting and any adjournments thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO CONSIDER THE ACCOMPANYING SUMMARY PROXY STATEMENT CAREFULLY, TO COMPLETE THE ENCLOSED PROXY CARD(S) AND TO RETURN THE COMPLETED PROXY CARD(S) TO THE ASSOCIATION IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE(S) WILL BE COUNTED.

Bridgeport, Ohio                        By Order of the Board of Directors
_________, 1997

                                        Jon W. Letzkus,
                                        President


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                     BRIDGEPORT SAVINGS AND LOAN ASSOCIATION
                                 435 MAIN STREET
                             BRIDGEPORT, OHIO 43912
                                 (614) 635-0764

                             SUMMARY PROXY STATEMENT

                                  INTRODUCTION

     The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of Bridgeport Savings and Loan Association (the "Association") for use at a Special Meeting of Members of the Association to be held at __________________________________________________________, Ohio, on
____________, 1997, at ____ __.m., local time, and at any adjournments thereof (the "Special Meeting"). The Special Meeting is being held for the following purposes:

          1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Association would convert from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion") and become a wholly-owned subsidiary of Ohio State Financial Services, Inc. (the "Holding Company"), an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by the Association in the Conversion;

          2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Association (the "Amended Articles"), a copy of which is attached to the Plan as Exhibit I;

          3. To consider and act upon a resolution to adopt the Amended Constitution of the Association (the "Amended Constitution"), a copy of which is attached to the Plan as Exhibit II; and

          4. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors of the Association has unanimously adopted the Plan. The Plan has also been approved by the Office of Thrift Supervision (the "OTS") and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"), subject to the approval of the Plan by the members of the Association at the Special Meeting and the satisfaction of certain other conditions.

     The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of the Association and (ii) modifying, and eventually eliminating, their right to receive any surplus in the event of a complete liquidation of the Association. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of the Holding Company. See "THE CONVERSION - Principal Effects of the Conversion."


     During and upon the completion of the Conversion, the Association will continue to provide services to depositors and borrowers pursuant to its current policies, at its existing offices. In addition, the Association will continue to be a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and savings accounts at the Association will continue to be insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC") in the Savings Association Insurance Fund (the "SAIF").

     This Summary Proxy Statement is dated ____________, 1997, and is first being mailed to members of the Association, together with the Prospectus of the Holding Company dated _____________, 1997 (the "Prospectus"), for the common shares of the Holding Company to be issued in connection with the Conversion (the "Common Shares").



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                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

     All depositors at the Association having a savings account of record with the Association on _________, 1997 (the "Voting Record Date"), are members of the Association eligible to vote at the Special Meeting and at any adjournments thereof ("Voting Members"). Voting Members who are depositors will be entitled to cast one vote for each $100, and a proportionate fractional vote for an amount of less than $100, of the withdrawable value of their savings accounts on the Voting Record Date. No Voting Member may cast more than 1,000 votes.

     A savings account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of the Association.

     The Association records disclose that, as of the Voting Record Date, there were __________ votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan. A vote of three-fifths of the votes cast in person or by proxy at the Special Meeting is required to adopt the Amended Articles and the Amended Constitution of the Association.

                                     PROXIES

     Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote in person, ballots will be distributed at the Special Meeting. For Voting Members wishing to vote by proxy at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Summary Proxy Statement. Any other proxy held by the Association will not be used by the Association for the Special Meeting.

     A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan, FOR the adoption of the Amended Articles and FOR the adoption of the Amended Constitution. Without affecting any vote previously taken, a Voting Member may revoke a Proxy at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving the Association notice of revocation in writing or in open meeting at the Special Meeting. Attendance at the Special Meeting will not, of itself, revoke a Proxy.

     Proxies may be solicited by the directors, officers and employees of the Association in person or by telephone, telegraph or mail, for use only at the Special Meeting and any adjournments thereof and will not be used for any other meeting. The cost of soliciting Proxies will be borne by the Association.

             MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

     THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE AMENDED ARTICLES AND THE AMENDED CONSTITUTION OF THE ASSOCIATION.


     The principal factors considered by the Association's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion were the numerous competitive advantages which the stock form of organization offers, including growth opportunities, employee retention, and increased capital levels.


     If the Association is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The opportunities for a mutual savings and loan association to expand through mutual-to-mutual mergers or acquisitions are limited. Although the Association does not have any specific acquisitions planned at this time, the Conversion will position the Association to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Association cannot wait until a prospective acquisition arises to embark on the conversion process.


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     As an increasing number of the Association's competitors convert to stock form and acquire the ability to use stock-based compensation programs, the Association, in mutual form, would be at a disadvantage when it comes to attracting and retaining qualified management. The Association believes that the employee stock ownership plan (the "ESOP"), the stock option plan (the "Stock Option Plan") and the recognition and retention plan (the "RRP") are important tools in achieving such goals, even though the Association will be required to wait until at least six months after the Conversion to implement the Stock Option Plan and the RRP. See "MANAGEMENT - Stock Benefit Plans" in the Prospectus.



                       THE BUSINESS OF THE HOLDING COMPANY

     The Holding Company was incorporated under Ohio law in March 1997 for the purpose of purchasing all of the capital stock of the Association to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of the Association, the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion and a loan to be made by the Holding Company to the ESOP to facilitate the ESOP's purchase of Common Shares in the Conversion. See "USE OF PROCEEDS."

     The office of the Holding Company is located at 435 Main Street, Bridgeport, Ohio 43912, and its telephone number is (614) 635-0764.

                         THE BUSINESS OF THE ASSOCIATION


     The Association is a mutual savings and loan association organized under Ohio law in 1893. As an Ohio savings and loan association, the Association is subject to supervision and regulation by the OTS and the Division. The Association is a member of the FHLB of Cincinnati, and the deposit accounts of the Association are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION" in the Prospectus.

     The Association conducts business from its main office located in Bridgeport, Ohio, and one full-service branch office located in Shadyside, Ohio. The principal business of the Association is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in the Association's primary market area which consists of Belmont County, Ohio, and Ohio and Marshall Counties, West Virginia. The Association also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily and nonresidential real estate in its market area. In addition to real estate lending, the Association originates secured and unsecured consumer loans. See "THE BUSINESS OF THE ASSOCIATION - Lending Activities" in the Prospectus. For liquidity and interest rate risk management purposes, the Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations and mortgage-backed securities. See "THE BUSINESS OF THE ASSOCIATION - Investment Activities" in the Prospectus. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans and maturities of investment securities. See "THE BUSINESS OF THE ASSOCIATION - Deposits and Borrowings" in the Prospectus.


     The main office of the Association is located at 435 Main Street, Bridgeport, Ohio 43912, and its telephone number is (614) 635-0764.


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                                 THE CONVERSION

     THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL


     On March 24, 1997, the Board of Directors of the Association unanimously adopted the Plan and recommended that the Voting Members of the Association approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

     Based on an independent appraisal of the pro forma market value of the Association, as converted, as of June 6, 1997, the aggregate purchase price of the Common Shares to be offered in a subscription offering (the "Subscription Offering") and a community offering (the "Community Offering") ranges from a minimum of $5,737,500 to a maximum of $7,762,500 (the "Valuation Range"), resulting in a range of 573,750 to 776,250 Common Shares at $10 per share. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 892,687 Common Shares with an aggregate purchase price of $8,926,870. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of shares sold in connection with the Conversion will be determined upon completion of the Subscription Offering and the Community Offering (collectively, the "Offering") based on the final valuation of the Association, as converted. See "Pricing and Number of Common Shares to be Sold."

     The Common Shares will be offered in the Subscription Offering, subject to the rights and restrictions established by the Plan, to (a) eligible depositors of the Association as of December 31, 1995 (the "Eligibility Record Date") who had deposit accounts with balances, in the aggregate, of $50 or more (a "Qualifying Deposit"), (b) the ESOP, (c) eligible depositors of the Association who had Qualifying Deposits as of June 30, 1997 (the "Supplemental Eligibility Record Date"), and (d) members of the Association eligible to vote at the Special Meeting ("Other Eligible Members").

     Any Common Shares not subscribed for in the Subscription Offering will be offered to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Belmont County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by the Association with the approval of the OTS and the Division. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of the Holding Company and the Association will consult with the OTS and the Division to determine an appropriate alternative method of selling unsubscribed Common Shares up to the minimum of the Valuation Range. No alternative sales methods are currently planned.

     The minimum number of Common Shares any person may purchase in the Offering is 25. Except for the ESOP, which may purchase up to 10% of the total Common Shares sold in the Offering, no person, together with his or her Associates (hereinafter defined) and other persons Acting in Concert (hereinafter defined) with him or her, may purchase more than 14,000 Common Shares in the Offering. In connection with the exercise of subscription rights arising from a deposit account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 14,000 Common Shares. Subject to OTS regulations, the maximum purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Association. If the maximum purchase limitation is increased to more than 14,000 Common Shares, persons who have subscribed for 14,000 Common Shares will be given the opportunity to increase their subscriptions. See "THE CONVERSION - Use of Order Forms; and Payment for Common Shares."



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     OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of the Association. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Association's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Association. In such circumstances, the Association may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Association will be required to charge all Conversion expenses against current earnings. PRINCIPAL EFFECTS OF THE CONVERSION


     VOTING RIGHTS. Savings account holders who are members of the Association in its mutual form will have no voting rights in the Association as converted and will not participate, therefore, in the election of directors or otherwise control the Association's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders and voting rights in the Association will be held exclusively by the Holding Company as the sole shareholder of the Association. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

     SAVINGS ACCOUNTS AND LOANS. Savings accounts in the Association, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in the Association, and the existing FDIC insurance on such accounts will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.

     TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Association of a private letter ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Association intends to proceed with the Conversion based upon an opinion received from its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:


          (1) The Conversion constitutes a reorganization within the meaning of
     Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Association in its mutual form or in its stock form as a result of the Conversion. The Association in its mutual form and the Association in its stock form will each be a "party to a reorganization" within the meaning of
     Section 368(b) of the Code;

          (2) No gain or loss will be recognized by the Association upon the receipt of money from the Holding Company in exchange for the capital stock of the Association, as converted;

          (3) The assets of the Association will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion and the holding period of the assets of the Association after the Conversion will include the period during which the assets were held by the Association before the Conversion;


          (4) No gain or loss will be recognized by the deposit account holders of the Association upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts in the Association immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Association immediately prior to the Conversion, plus, in the case of eligible depositors of the Association as of the Eligibility Record Date who had Qualifying Deposits ("Eligible Account Holders") and eligible depositors of the Association as of the Supplemental Eligibility Record Date who had Qualifying Deposits ("Supplemental Eligible Account Holders"), the interests in the Liquidation Account of the Association, as described below;


          (5) The basis of the withdrawable deposit accounts in the Association held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible


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     Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

          (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

          (7) The basis of the Common Shares purchased by members of the Association pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value) and the holding period of such shares will commence on the day after the date of the purchase;

          (8) For purposes of Section 381 of the Code, the Association will be treated as if there had been no reorganization. The taxable year of the Association will not end on the effective date of the Conversion. Immediately after the Conversion, the Association in its stock form will succeed to and take into account the tax attributes of the Association in its mutual form immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits;

          (9) The bad debt reserves of the Association in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Association in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Association in its stock form as they would have had if there had been no Conversion. The Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the Association in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

          (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Association available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Association will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

     For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

          (1) The Association is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

          (2) The Association is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's equity capital determined in accordance with generally accepted accounting principles ("GAAP"), and the Conversion will not change such status;

          (3) As a "financial institution," the Association is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

          (4) The Conversion will not be a taxable transaction to the Association in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Association will increase if the taxable net worth of the Association (i.e.,


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     book net worth computed in accordance with GAAP at the close of the
     Association's taxable year for federal income tax purposes) increases thereby; and

          (5) The Conversion will not be a taxable transaction to any deposit account holder member of the Association in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

     The Association has received an opinion from RP Financial, LC. ("RP Financial"), a firm which evaluates and appraises financial institutions, to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Association at the time of liquidation.


     In the event of a complete liquidation of the Association in its stock form after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Association. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Association above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Association.


     For the purpose of granting a limited priority claim to the assets of the Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Association after the Conversion, the Association will, at the time of the Conversion, establish the Liquidation Account in an amount equal to the retained earnings of the Association as of March 31, 1997. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Association.


     Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date.


     The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of any fiscal year subsequent to the respective record dates, the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.


     In the event of a complete liquidation of the converted Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the Holding Company as the sole shareholder of the Association. Any assets remaining after satisfaction of such liquidation



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rights and the claims of the Association's creditors would be distributed to the
Holding Company as the sole shareholder of the Association. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.


     COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN


     To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Association will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Association at any time with the concurrence of the OTS and the Division. If the Association and the Holding Company determine, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

     The completion of the Conversion requires the approval of the Plan and the adoption of the Amended Articles of Incorporation and Amended Constitution by the Voting Members of the Association at the Special Meeting and the completion of the sale of the Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Association will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.


SUBSCRIPTION OFFERING

     THE SUBSCRIPTION OFFERING WILL EXPIRE AT NOON, BRIDGEPORT, OHIO TIME, ON ____________, 1997. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE NOON, BRIDGEPORT, OHIO TIME, ON ____________, 1997, WILL BE VOID, WHETHER OR NOT THE ASSOCIATION HAS BEEN ABLE TO LOCATE THE PERSONS ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

     Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE ASSOCIATION THAT HE OR SHE IS PURCHASING THE COMMON SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

     The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of the Association at the Special Meeting.

     The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:


          (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable right to purchase up to 14,000 Common Shares in the Subscription Offering. If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 776,250, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Association during the twelve months preceding the Eligibility Record Date shall not be considered.

          (b) The ESOP shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. See "RISK FACTORS - Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity" in the Prospectus.


          (c) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above, each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable right to purchase up to 14,000 Common Shares. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

          (d) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above, each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase 14,000 Common Shares. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.


     The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sale of shares subscribed for would be in violation of any applicable statutes, regulations, or rules.

     The Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require the Holding Company or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

     The term "resident," as used herein with respect to the Subscription Offering, means any person who, on the date of submission of the stock order and certification form accompanying the Prospectus (the "Stock Order Form"), maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of the Association and the Holding Company.

COMMUNITY OFFERING


     To the extent Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Association is hereby offering Common Shares in the Community Offering subject to the limitations set forth below. If subscriptions are received in the Subscription Offering for up to 892,687 Common Shares, Common Shares may not be available in the Community Offering. All sales of the Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering.


     THE COMMUNITY OFFERING WILL BE TERMINATED ON OR BEFORE ______, 1997, UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY WITH THE APPROVAL OF THE OTS AND THE DIVISION, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND _________, 1999.

     In the event shares are available for the Community Offering, each person, together with any Associate or groups Acting in Concert, may purchase in the Community Offering up to 14,000 Common Shares. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Association, subject to the following:

          (i) Preference will be given to natural persons who are residents of Belmont County, Ohio, the county in which the offices of the Association are located;

          (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

          (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Association to accept or reject such purchases in whole or in part.

     The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of a Stock Order Form, maintains a bona fide residence within, as appropriate, Belmont County, Ohio, or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

     The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25, or $250. No fractional shares will be issued. Purchases in the Offering are further subject to the limitation that no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 14,000 Common Shares in the Offering. In connection with the exercise of subscription rights arising from a deposit account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 14,000 Common Shares in the Offering. Such limitations do not apply to the ESOP. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering by the Boards of Directors.

     "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be Acting in Concert with each other if: (i) they are purchasing Common Shares in the Conversion and are (a) executive officers, directors, trustees, or any one who performs, or whose nominee or representative performs, a similar policy making function at a company (other than the Association or the Holding Company) or principal business units or subsidiaries of a company, or (b) any person who directly or indirectly owns or controls 10% or more of the stock of a company (other than the Association or the Holding Company); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be Acting in Concert with another person, then the person is also presumed to be Acting in Concert with anyone else who is, or is presumed to be, Acting in Concert with that other person.


     For purposes of the Plan, (i) the directors of the Association are not deemed to be Acting in Concert solely by reason of their membership on the Board of Directors of the Association, and (ii) an associate of a person (an "Associate") is: (a) any corporation or organization (other than the Association) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Executive officers and directors of the Association and their Associates may not purchase, in the aggregate, more than 35% of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of the Association.

     Purchases of Common Shares in the Offering are also subject to the change in control regulations which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS
- Federal Law and Regulation" in the Prospectus.

     After the Conversion, Common Shares, except for Common Shares purchased by affiliates of the Holding Company and the Association, will be freely transferable, subject to OTS and Division regulations.

PLAN OF DISTRIBUTION


     The offering of the Common Shares is made only pursuant to the Prospectus, which is available at the offices of the Association. See "ADDITIONAL INFORMATION AND STOCK ORDER FORMS." Officers and directors of the Association will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the Association unless such information is also set forth in the Prospectus, nor will they render investment advice. The Holding Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of the Holding Company and the Association to participate in the sale of Common Shares. No officer, director or employee of the Holding Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

     To assist the Holding Company and the Association in marketing the Common Shares, the Holding Company and the Association have retained Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Webb"), a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Webb will assist the Association in (i) training and educating the Association's employees regarding the mechanics and regulatory requirements of the conversion process;
(ii) conducting information meetings for subscribers and other potential purchasers; and (iii) keeping records of all stock subscriptions. For providing these services, the Association has agreed to pay Webb (a) a management fee of $25,000, all of which has been paid, and (b) a marketing fee of 1.5% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the

Community Offering, excluding shares sold by Selected Brokers, if any, and shares purchased by the ESOP and directors, officers, and employees of the Association and members of their immediate families.


     The Association has also agreed to reimburse Webb for its reasonable legal fees and disbursements. The Association and the Holding Company have also agreed to indemnify Webb, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933, as amended (the "Act"), unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to the Association by Webb expressly for use in this Summary Proxy Statement or the Prospectus.


SELECTED BROKERS

     If Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, Webb may enter into an agreement with other NASD member firms ("Selected Brokers") to assist in the sale of Common Shares in the Community Offering. If Selected Brokers are used, Webb will receive commissions of no more than 5.5% of the aggregate purchase price of the Common Shares sold in the Community Offering by the Selected Brokers, and Webb will pay to the Selected Brokers a portion of the 5.5% commission pursuant to selected dealer agreements. During the Community Offering, Selected Brokers may only solicit indications of interest from their customers to place orders with the Association as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Association believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, Webb will request, as of the Order Date, Selected Brokers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Brokers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Brokers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Brokers will be remitted to the Association. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Association from Selected Brokers, funds will earn interest at the passbook rate, currently an annual percentage yield of ____%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

EFFECT OF EXTENSION OF COMMUNITY OFFERING


     If the Community Offering extends beyond ______________, 1997, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that they have the right to affirm, increase, decrease or rescind their subscriptions for Common Shares prior to a date specified in the notice. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest.


USE OF STOCK ORDER FORMS

     Subscriptions for Common Shares in the Subscription Offering and in the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Association by mail or in person, prior to noon Bridgeport, Ohio Time, on __________, 1997, a properly executed and completed Stock Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. ANY STOCK ORDER FORM WHICH IS NOT RECEIVED BY THE ASSOCIATION PRIOR TO NOON, BRIDGEPORT, OHIO TIME, ON _________, 1997, OR FOR WHICH FULL PAYMENT HAS NOT BEEN RECEIVED BY THE ASSOCIATION PRIOR TO SUCH TIME, WILL NOT BE ACCEPTED. PHOTOCOPIES, TELECOPIES OR OTHER REPRODUCTIONS OF STOCK ORDER FORMS WILL NOT BE ACCEPTED. See "ADDITIONAL INFORMATION."

     AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY THE HOLDING COMPANY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE HOLDING COMPANY, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED BY ___________, 1997, OR (II) THE FINAL VALUATION OF THE ASSOCIATION, AS CONVERTED, IS LESS THAN $5,737,500 OR MORE THAN $8,926,870. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION

OFFERING OR ORDERED COMMON SHARES IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS OR ORDERS PRIOR TO A DATE SPECIFIED IN THE NOTICE. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 14,000 COMMON SHARES, PERSONS WHO HAVE SUBSCRIBED FOR 14,000 COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.


PAYMENT FOR COMMON SHARES

     Payment of the subscription price for all Common Shares for which subscription is made must accompany a completed Stock Order Form in order for subscriptions or orders to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person; (ii) by check, bank draft, or money order made payable to the Association; or (iii) by authorization of withdrawal from deposit accounts in the Association (other than non-self-directed IRAs). The Association cannot lend money or otherwise extend credit to any person to purchase Common Shares.

     Payments made in cash or by check, bank draft, or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Association on such account at the then current passbook savings account rate, which is currently __% with an annual percentage yield of ___%, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

     Instructions for authorizing withdrawals from deposit accounts, including certificates of deposit, are provided in the Stock Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at the Association's passbook rate subsequent to the withdrawal.


     In order to utilize funds in an IRA maintained at the Association, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. There will be no early withdrawal or IRS penalties for such transfer. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in the Conversion. THIS CANNOT BE DONE THROUGH THE MAIL. Persons who are interested in utilizing IRAs at the Association to subscribe for Common Shares should contact the Conversion Information Center at (614) 635-1632 or (614) 635-1633 for instructions and assistance.


     Subscriptions will not be filled by the Association until subscriptions have been received in the Offering for up to 573,750 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Association for the purchase of Common Shares will be returned with interest, and all charges to deposit accounts will be rescinded. If subscriptions are received for at least 573,750 Common Shares, subscribers and other purchasers will be notified by mail, promptly upon completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. The funds on deposit with the Association for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

     If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS


     The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of the Association and the Holding Company and their Associates and persons with whom they may be deemed to be Acting in Concert:

                                  Total         Percent of          Aggregate
Name                            shares(1)    total offering(2)    purchase price
----                            ---------    -----------------    --------------
John O. Costine                    2,000           0.30%            $   20,000
Anton M. Godez                    14,000           2.07                140,000
Jon W. Letzkus                    14,000           2.07                140,000
Manuel C. Thomas                  14,000           2.07                140,000
William E. Reline                  5,000           0.74                 50,000
All directors and
     executive officers
     as a group (9 persons)       52,700           7.81%              $527,000
----------

(1) Includes intended purchases by Associates of directors and executive officers, to the extent known.

(2) Assumes that 675,00 Common Shares, the midpoint of the Valuation Range, will be sold in connection with the Conversion at $10.00 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."


     All purchases by executive officers and directors of the Association are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

     The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Association. RP Financial, a firm which evaluates and appraises financial institutions, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association as converted. RP Financial will receive a fee of $12,500 for its appraisal and one update. Such amount does not include out-of-pocket expenses of up to $1,250.

     RP Financial was selected by the Board of Directors of the Association because RP Financial has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors reviewed the credentials of RP Financial's appraisal personnel and obtained references and recommendations from other companies which have engaged RP Financial. RP Financial is certified by the OTS as a mutual-to-stock conversion appraiser. The Association and RP Financial have no relationships which would affect RP Financial's independence.


     The appraisal was prepared by RP Financial in reliance upon the information contained herein and in the Prospectus. RP Financial also considered the following factors, among others: the economic and demographic conditions in the Association's existing market area; the quality and depth of the Association's management and personnel; certain historical financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Association's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

     The Pro Forma Value of the Association, as converted, determined by RP Financial, is $6,750,000 as of June 6, 1997. The Valuation Range established in accordance with the Plan is $5,737,500 to $7,762,500, which, based upon a per share offering price of $10, will result in the sale of between 573,750 and 776,250 Common Shares. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 892,687 Common Shares. The total number of Common Shares sold in the Conversion will be based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA" in the Prospectus.

     In the event that RP Financial determines at the close of the Conversion that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, the Holding Company will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. If, due to changing market conditions, the final valuation is less than $5,737,500 or more than $8,926,870, subscribers will be given the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.


     THE APPRAISAL BY RP FINANCIAL IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, RP FINANCIAL HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE ASSOCIATION. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION OR THE HOLDING COMPANY. THE VALUATION CONSIDERS THE ASSOCIATION ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

     A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606; at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215; and at the offices of the Association.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

     OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. In addition, after such a repurchase, the Association's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Association or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

     Ohio regulations prohibit the Holding Company from repurchasing shares during the first year after the Conversion if the effect thereof would cause the Association not to meet its capital requirements.

RESTRICTIONS ON TRANSFER OF COMMON SHARES BY DIRECTORS AND OFFICERS

     Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Holding Company's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

     Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Association, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Association.

     The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Common Shares received by affiliates of the Holding Company will be subject to resale restrictions. An "affiliate" of the Holding Company, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Holding Company. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is generally entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of the Holding Company or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, such as Nasdaq SmallCap, the average weekly reported volume of trading during the four weeks preceding the sale.

OTHER


     THE PLAN IS ATTACHED TO THIS SUMMARY PROXY STATEMENT AS EXHIBIT A AND SHOULD BE REVIEWED CAREFULLY. ALL STATEMENTS MADE IN THIS SUMMARY PROXY STATEMENT AND THE PROSPECTUS ARE HEREBY QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE ADOPTION OF THE PLAN BY THE VOTING MEMBERS AT THE SPECIAL MEETING WILL AUTHORIZE THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE ASSOCIATION TO AMEND OR TERMINATE THE PLAN. IF THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE ASSOCIATION DETERMINE, UPON ADVICE OF COUNSEL AND AFTER CONSULTATION WITH THE OTS AND THE DIVISION, THAT ANY SUCH AMENDMENT IS MATERIAL, SUBSCRIBERS WILL BE NOTIFIED OF THE AMENDMENT AND WILL BE PROVIDED THE OPPORTUNITY TO AFFIRM, INCREASE, DECREASE OR CANCEL THEIR SUBSCRIPTIONS.


                                 USE OF PROCEEDS

     The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Valuation Range:

                                                                      Maximum,
                                Minimum     Mid-point     Maximum    as adjusted
                               ----------   ----------   ----------  -----------

Gross proceeds                 $5,737,500   $6,750,000   $7,762,500   $8,926,875
Less estimated expenses           352,930      366,900      380,870      396,940
                               ----------   ----------   ----------   ----------
Total net proceeds             $5,384,570   $6,383,100   $7,381,630   $8,529,930
                               ==========   ==========   ==========   ==========

     The net proceeds from the sale of the Common Shares may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Actual expenses may be more than or less than estimated. See "THE CONVERSION Plan of Distribution."


     The Holding Company will retain up to 50% of the net proceeds from the sale of the Common Shares, or approximately $4.3 million at the maximum, as adjusted, of the Valuation Range. The loan to the ESOP will have a term of up to ten years and an interest rate equal to the applicable federal rate. Such proceeds will be used to lend up to eight percent of the proceeds of the Offering to the ESOP to acquire Common Shares in the Offering with the balance of the proceeds initially invested in short-term investments or deposits with staggered maturities ranging up to three years. Ultimately, the proceeds will be used for general corporate purposes, which may include payments of dividends, repurchases of Common Shares and funding of the RRP. See "THE CONVERSION - Restrictions on Repurchase of Common Shares." OTS regulations generally prohibit stock repurchases in the first year following the completion of the Conversion, without prior approval of the OTS.

     The remainder of the net proceeds received from the sale of the Common Shares, approximately $4.3 million at the maximum, as adjusted, of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Association to the Holding Company as a result of the Conversion and will increase the regulatory capital of the Association and will permit the Association to expand its lending and investment activities and to enhance customer services. The Association anticipates that such net proceeds will initially be invested in short-term investments with maturities of one year or less and then utilized to originate loans and to purchase loan participations within Ohio.


                            MARKET FOR COMMON SHARES

     There is currently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

     A public trading market for the stock of any issuer, including the Holding Company, depends upon the presence of both willing buyers and willing sellers at any given time. The Holding Company has received conditional approval from the Nasdaq SmallCap to have the Common Shares quoted under the symbol "OSFS" upon completion of the Conversion, subject to certain conditions which the Association and the Holding Company believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions to the Nasdaq SmallCap listing is the commitment of at least two brokerage firms to make a market in the Common Shares. Keefe, Bruyette & Woods, Inc. has informed the Holding Company that it intends to make a market in the Common Shares, but it has no obligation to do so.

     If the Common Shares are not listed on the Nasdaq SmallCap, the Holding Company expects that the common shares will be traded in the over-the-counter market and will be quoted through brokers participating on the National Daily Quotation Service.

     The appraisal of the pro forma market value of the Association, as converted, is not a recommendation as to the advisability of purchasing Common Shares, nor does it represent RP Financial's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion. See "RISK FACTORS - Limited Market for the Common Shares" in the Prospectus.

                                 DIVIDEND POLICY


     The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital, and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, the Board of Directors of the Holding Company may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, that such dividends will continue to be paid in the future. In addition, the Holding Company will not take any action that would further the payment of a tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

     Other than earnings on the investment of the proceeds retained by the Holding Company and interest earned on the loan to the ESOP, the principal source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Association on the common shares of the Association held by the Holding Company. The declaration and payment of dividends by the Association to the Holding Company will be subject to the discretion of the Board of Directors of the Association, to the earnings and financial condition of the Association, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Association will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" in the Prospectus. The Association may not pay a dividend unless such dividend also complies with an OTS regulation limiting capital distributions by savings and loan associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases, and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus.

                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

     The Articles of Incorporation of the Holding Company authorize the issuance of 3,000,000 common shares, without par value. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. Notwithstanding the foregoing, until payments are received by the Holding Company from the ESOP in accordance with the terms of a loan agreement to be entered into by and between the Holding Company and the ESOP, Common Shares issued to the ESOP for which payment in money has not been received will not be fully paid and non-assessable. The Common Shares will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

     The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Articles of Incorporation.

LIQUIDATION RIGHTS

     In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Association. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account."

VOTING RIGHTS

     The holders of the Common Shares will possess exclusive voting rights in the Holding Company. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION - Articles of Incorporation of the Holding Company -- Elimination of Cumulative Voting" in the Prospectus.

DIVIDENDS

     The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus and "TAXATION - Federal Taxation" in the Prospectus for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

     After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

     See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by the Holding Company; "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS" in the Prospectus for information regarding regulatory restrictions on acquiring Common Shares.

                                     EXPERTS

     RP Financial has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Association as converted and to the use of its name and statements with respect to it appearing herein.

     The consolidated financial statements of the Association as of December 31, 1996, and for each of the three years in the period ended December 31, 1996, have been included herein in reliance upon the report of S. R. Snodgrass, A.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

                                LEGAL PROCEEDINGS

     The Association is not presently involved in any material legal proceedings. From time to time, the Association is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Association.

                  ADDITIONAL INFORMATION AND STOCK ORDER FORMS

     The Prospectus contains the following: audited financial statements of the Association, including statements of income and retained earnings, for the three fiscal years ended December 31, 1996, management's discussion and analysis of financial condition and results of operations; selected financial information of the Association for the five fiscal years ended December 31, 1996, information concerning the capitalization of the Association; a description of the Association's lending, savings and investment activities; and additional information about the business and financial condition of the Association. A copy of the Prospectus accompanies this Summary Proxy Statement. To obtain an additional copy of the Prospectus, contact the Association's Conversion Information Center at (614) 635-1632 or (614) 635-1633.

     The Subscription Offering will commence on _________, 1997, and end at noon, Bridgeport, Ohio Time, on ____________, 1997. Stock Order Forms for purchases of Common Shares in the Subscription Offering must be received by the Association on or before noon, Bridgeport, Ohio Time, ____________, 1997.